 EXHIBIT 99.1

CONTACT: JOSEPH MACNOW

(201) 587-8541

FOR IMMEDIATE RELEASE – October 22, 2012

Alexander’s to Sell Kings Plaza Mall
for $751 Million

PARAMUS, NEW JERSEY...ALEXANDER’S, INC. (New York Stock Exchange: ALX) announced today that it has entered into an agreement to sell the Kings Plaza Mall, Brooklyn, New York to The Macerich Company (NYSE: MAC), for $751 million. Net proceeds from the sale will be approximately $481 million after repaying the existing loan and closing costs.

The financial statement gain will be approximately $602 million.  The tax gain will be approximately $624 million, which is expected to be paid out to stockholders as a special long-term capital gain dividend.

The sale, which is subject to customary closing conditions, is expected to be completed in the fourth quarter.

Alexander’s, Inc. is a real estate investment trust that has seven properties in the greater New York City metropolitan area.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.